Exhibit 99.8

March 14, 2025

Happy City Holdings Ltd
30 Cecil Street

#19-08 Prudential Tower

Singapore

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Happy City Holdings Ltd (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our information sheet and amendments thereto, including, without limitation, the information sheet titled “Frost & Sullivan Industry Information Sheet” (the “Industry Information Sheet”), and any subsequent amendments to the Industry Information Sheet, as well as the citation of our information sheet and amendments thereto, (i) in the Registration Statement and any amendments thereto, including, but not limited to, under the “Prospectus Summary”, “Industry” and “Business” sections; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO, and (vi) in other publicity and marketing materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

[Signature page follows]

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

/s/ Charles Lau
Name: Charles Lau
Title: Executive Director